Exhibit 99.2

Ascent Solar Appoints Chief Financial Officer

Littleton, Colorado—March 31, 2008 - Ascent Solar Technologies, Inc. (NASDAQ: ASTI) today announced the appointment of Gary Gatchell as Chief Financial Officer. Mr. Gatchell brings over 20 years of financial management experience to Ascent Solar.

Having spent the past several years as Chief Financial Officer of a public technology company, Mr. Gatchell brings to Ascent Solar a strong background in public company financial reporting and internal controls. Mr. Gatchell also has experience with private and public capital funding, as well as mergers and acquisitions activity on both the buy-side and sell-side.

Prior to joining Ascent Solar, Mr. Gatchell served as the chief financial officer of Carrier Access Corporation, a telecommunications equipment provider. Mr. Gatchell joined Carrier Access, a NASDAQ listed company, in June 2005 to reorganize that company’s finance and administration infrastructure. Prior to joining Carrier Access, Mr. Gatchell served as the chief financial officer of Voyant Technologies, Inc., a leading provider of audio conferencing equipment that was acquired by Polycom, Inc., and as an audit manager at KPMG. Mr. Gatchell is a registered Certified Public Accountant and has a Master’s degree in Accountancy from the University of Denver.

In connection with his employment, Mr. Gatchell will receive a grant of 40,000 shares of restricted common stock, which are scheduled to vest annually through 2011 upon achievement of various performance criteria set forth in his employment agreement.

In welcoming Mr. Gatchell, Ascent Solar’s CEO and President Matthew Foster stated “I am delighted that Gary is joining Ascent Solar to oversee our finances and financing activities. As we transition to commercialization of our thin-film technologies, I believe that Gary will quickly prove to be a very valuable member of our senior management team.”

“I am very excited to join Ascent Solar and hope to help develop the infrastructure needed for successful commercialization of the company’s thin-film photovoltaic technology. I look forward to utilizing my experience to build out the internal and external reporting and management systems that should help the company realize the financial opportunity I believe its technology potentially provides,” Gatchell stated.

About Ascent Solar Technologies, Inc.:

Ascent Solar Technologies, Inc. is a developer of thin-film photovoltaic materials and modules and is located in Littleton, Colorado. Please visit our website for additional information at www.ascentsolar.com.

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company’s actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as “believes,” “belief,” “expects,” “expect,” “intends,” “intend,” “anticipate,” “anticipates,” “plans,” “plan,” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission.

Contacts:

Ascent Solar Technologies, Inc.

Brian Blackman, 832-515-0928 (Investor Relations)

bblackman@ascentsolar.com

or

Brand Fortified Public Relations

Kelly Brandner, 303-289-4303 (Media)

kellybrandner@msn.com

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